Exhibit 16.1 -  Letter of Thomas W. Klash, CPA re: termination as certifying accountant.




                                                THOMAS W. KLASH
                                    Certified Public Accountant







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:                           Tele-Optics, Inc.

Dear Sir/Madam:

     I was previously the principal accountant for Tele-Optics, Inc. (the "Company"), and under date of January 31, 2001, I reported on the financial statements of the Company as of and for the year ended December 31, 2000. On June 26, 2001, my appointment as principal accountant was terminated. I have read Item 4 contained in the Company's Report on Form 8-K dated June 26, 2001, and I agree with such statements.

Very truly yours,

/s/ Thomas W. Klash

Thomas W. Klash, CPA